UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


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                                  SCHEDULE 13G




                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                           First American Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)
                                  Common Stock
--------------------------------------------------------------------------------
                         (Title of Class of Securities)
                                    318900107
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                December 31, 1998
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


          [X]    Rule 13d-1(b)

          [ ]    Rule 13d-1(c)

          [ ]    Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).









                               PAGE 1 OF 10 PAGES

-----------------------------------------                                        --------------------------------------
CUSIP No.   318900107                                      13G                   Page  2  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Mutual Life Insurance Company
           I.R.S. No. 04-1414660
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Commonwealth of Massachusetts

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None,  except  through its indirect,  wholly-owned  subsidiary,  John
           Hancock Advisers, Inc.

---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IC, IA, HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 2 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   318900107                                      13G                   Page  3  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Subsidiaries, Inc.
           I.R.S. No. 04-2687223
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None,  except  through its indirect,  wholly-owned  subsidiary,  John
           Hancock Advisers, Inc.
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 3 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   318900107                                      13G                   Page  4  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           The Berkeley Financial Group, Inc.
           I.R.S. No. 04-3145626
---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                        5     SOLE VOTING POWER
    Number of
      Shares                 -0-

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each                  -0-

                     -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  -0-

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           None,  except  through its indirect,  wholly-owned  subsidiary,  John
           Hancock Advisers, Inc.
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           See line 9, above.

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           HC

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 4 OF 10 PAGES



-----------------------------------------                                        --------------------------------------
CUSIP No.   318900107                                      13G                   Page  5  of  10  Pages
-----------------------------------------                                        --------------------------------------

---------- -------------------------------------------------------------------------------------------------------------
    1      NAME OF REPORTING PERSON
           S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           John Hancock Advisers, Inc.
           I.R.S. No. 04-2441573

---------- -------------------------------------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                      (a)  |_|
                                                                                  (b)  |_|
           N/A
---------- -------------------------------------------------------------------------------------------------------------
    3      SEC USE ONLY

---------- -------------------------------------------------------------------------------------------------------------
    4      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

---------- -------------------------------------------------------------------------------------------------------------
                       5     SOLE VOTING POWER
    Number of
      Shares                 4,433,366

                    -------- -------------------------------------------------------------------------------------------
   Beneficially        6     SHARED VOTING POWER
     Owned by
       Each
                             -0-
                    -------- -------------------------------------------------------------------------------------------
    Reporting          7     SOLE DISPOSITIVE POWER
      Person
       With                  4,433,366

                    -------- -------------------------------------------------------------------------------------------
                       8     SHARED DISPOSITIVE POWER

                             -0-

 ---------- -------------------------------------------------------------------------------------------------------------
    9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           4,433,366
---------- -------------------------------------------------------------------------------------------------------------
   10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

           N/A
---------- -------------------------------------------------------------------------------------------------------------
   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

           4.0%

---------- -------------------------------------------------------------------------------------------------------------
   12      TYPE OF REPORTING PERSON*

           IA

---------- -------------------------------------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               PAGE 5 OF 10 PAGES

     The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Sec. 240.13d-7 for other parties for whom copies are to be sent.

     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)


         Item 1(a)    Name of Issuer:
                      First American Corporation

         Item 1(b)    Address of Issuer's Principal Executive Offices:
                      First American Center
                      Nashville , TN   37237

         Item 2(a)    Name of Person Filing:
                      This filing is made on behalf of John Hancock Mutual Life Insurance Company ("JHMLICO"), JHMLICO's direct, wholly-owned subsidiary, John Hancock Subsidiaries, Inc. ("JHSI"), JHSI's direct, wholly-owned subsidiary, The Berkeley Financial Group, Inc. ("TBFG") and TBFG's wholly-owned subsidiary, John Hancock Advisers, Inc. ("JHA").

         Item 2(b)    Address of the Principal Offices:
                      The principal business offices of JHMLICO and JHSI are located at John Hancock Place, P.O. Box 111, Boston, MA 02117. The principal business offices of TBFG and JHA are located at 101 Huntington Avenue, Boston, Massachusetts 02199.

         Item 2(c)    Citizenship:
                      JHMLICO was organized and exists under the laws of the Commonwealth of Massachusetts. JHSI, TBFG and JHA were organized and exist under the laws of the State of Delaware.

         Item 2(d)    Title of Class of Securities:
                      Common Stock

         Item 2(e)    CUSIP Number:
                      318900107

         Item 3 If the Statement is being filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:

                      JHMLICO:      (c) (X) Insurance Company as defined in
                                            ss.3(a)(19) of the Act.

                                    (e) (X) Investment Adviser registered
                                            under ss.203  of  the Investment
                                            Advisers Act of 1940.

                                    (g) (X) Parent Holding Company, in
                                            accordance with
                                            ss.240.13d-1(b)(ii)(G).


                               PAGE 6 OF 10 PAGES

                      JHSI:         (g) (X) Parent Holding Company, in
                                            accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      TBFG:         (g) (X) Parent Holding Company, in
                                            accordance with
                                            ss.240.13d-1(b)(ii)(G).

                      JHA:          (e) (X) Investment Adviser registered under
                                            ss.203 of the Investment Advisers
                                            Act of 1940.

         Item 4       Ownership:

                      (a) Amount Beneficially Owned: JHA has direct beneficial ownership of 4,433,366 shares of Common Stock. Through their parent-subsidiary relationship to JHA, JHMLICO, JHSI and TBFG have indirect, beneficial ownership of these same shares.

                             648,700 shares are held by the John Hancock Bank and Thrift Opportunity Fund, a closed-end diversified management company registered under ss.8 of the Investment Company Act.

                             5,000 shares are held by John Hancock Dividend Performers Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.


                             3,900 shares are held by John Hancock Multi-Sector Growth Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             65,000 shares are held by John Hancock Special Opportunities Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             100 shares are held by John Hancock Special Opportunities Fund (Dublin), an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             74,358 shares are held by The Southeastern Thrift and Bank Fund, Inc., a closed-end diversified management company registered under ss.8 of the Investment Company Act.

                             3,569,528 shares are held by John Hancock Regional Bank Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             380 shares are held by V.A. Special Opportunities Fund, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             35,100 shares are held by Variable Series Trust I-Div. Mid Cap Growth Portfolio, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             19,500 are held by Special Opportunities Pension, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             800 shares are held by Stein Ventures LP, an open-end diversified management company registered under ss.8 of the Investment Company Act.

                             11,000 shares are held by Sovereign Private NM, which consists of various private account assets.

                      (b)    Percent of Class:        4.0%


                               PAGE 7 OF 10 PAGES

                      (c) (i) sole power to vote or to direct the vote:
                              JHA has sole power to vote or direct the vote of the 4,433,366 shares of Common Stock under the Advisory Agreements, as noted above in Item 4(a):

                                    Fund                                               Advisory Agreement
                                    ----                                               ------------------
                      John Hancock Bank and Thrift Opportunity Fund                       July 21, 1994
                      John Hancock Dividend Performers Fund                               March 30, 1995
                      John Hancock Multi-Sector Growth Fund                               January 30, 1995
                      John Hancock Special Opportunities Fund                             July 1, 1996
                      John Hancock Special Opportunities Fund (Dublin)                    December 23, 1997
                      The Southeastern Thrift and Bank Fund, Inc.                         July 6, 1991
                      John Hancock Regional Bank Fund                                     May 1, 1998
                      V.A. Special Opportunities Fund                                     January 2, 1998
                      Variable Series Trust I-Div. Mid Cap Growth Portfolio               April 15, 1994
                      Special Opportunities Pension                                       June 26, 1996
                      Stein Ventures LP                                                   January 19, 1998

                      As noted above, Sovereign Private NM has various advisory agreement dates.

                             (ii)   shared power to vote or to direct the vote:
                                    -0-

                             (iii) sole power to dispose or to direct the disposition of:
                                    JHA has sole power to dispose or to direct the disposition of the 4,433,366 shares of Common Stock under the Advisory Agreements noted in Item 4(c)(i) above.

                             (iv) shared power to dispose or to direct the disposition of: -0-

         Item 5       Ownership of Five Percent or Less of a Class:
                      Not Applicable

         Item 6       Ownership of More than Five Percent on Behalf of Another
                      Person:
                      See Item 4.

         Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding Company:
                      See Items 3 and 4 above.

         Item 8       Identification and Classification of Members of the Group:
                      Not applicable.

         Item 9       Notice of Dissolution of a Group:
                      Not applicable.

         Item 10      Certification:
                      By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.






                               PAGE 8 OF 10 PAGES

                                    SIGNATURE

     After reasonable inquiry and to the best of its knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      John Hancock Mutual Life Insurance Company

                                      By:      /s/ Gregory P. Winn
                                               --------------------------
                                      Name:    Gregory P. Winn
Dated: February 4, 1999               Title:   Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.

                                      By:      /s/ Gregory P. Winn
                                               --------------------------
                                      Name:    Gregory P. Winn
Dated: February 4, 1999               Title:   Treasurer



                                      The Berkeley Financial Group, Inc.

                                      By:      /s/ Susan S. Newton
                                               --------------------------
                                      Name:    Susan S. Newton
Dated: February 4, 1999               Title:   Vice President


                                      John Hancock Advisers, Inc.

                                      By:      /s/ Susan S. Newton
                                               --------------------------
                                      Name:    Susan S. Newton
Dated: February 4, 1999               Title:   Vice President


                               PAGE 9 OF 10 PAGES

EXHIBIT A
                             JOINT FILING AGREEMENT

     John Hancock Mutual Life Insurance Company, John Hancock Subsidiaries, Inc., The Berkeley Financial Group and John Hancock Advisers, Inc. agree that the Terminating Schedule 13G (Amendment No. 1), to which this Agreement is attached, relating to the Common Stock of First American Corporation is filed on behalf of each of them.


                                      John Hancock Mutual Life Insurance Company

                                      By:      /s/ Gregory P. Winn
                                               --------------------------
                                      Name:    Gregory P. Winn
Dated: February 4, 1999               Title:   Vice President & Treasurer


                                      John Hancock Subsidiaries, Inc.

                                      By:      /s/ Gregory P. Winn
                                               --------------------------
                                      Name:    Gregory P. Winn
Dated: February 4, 1999               Title:   Treasurer



                                      The Berkeley Financial Group, Inc.

                                      By:      /s/ Susan S. Newton
                                               --------------------------
                                      Name:    Susan S. Newton
Dated: February 4, 1999               Title:   Vice President


                                      John Hancock Advisers, Inc.

                                      By:      /s/ Susan S. Newton
                                               --------------------------
                                      Name:    Susan S. Newton
Dated: February 4, 1999               Title:   Vice President


                               PAGE 10 OF 10 PAGES